Exhibit 10.7(a)

FIRST AMENDMENT TO

AMENDED AND RESTATED TRADEMARK

AND INTELLECTUAL PROPERTY LICENSE AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED TRADEMARK AND INTELLECTUAL PROPERTY LICENSE AGREEMENT (this “Amendment”) is made as of October 24, 2014, by and among THE HABIT RESTAURANTS, LLC, a California limited liability company (f/k/a Habit Holding Company, LLC) (“Licensor”), REICHARD BROS. ENTERPRISES, INC., a California corporation (“Licensee”), BRENT REICHARD and BRUCE REICHARD (together with Licensor and Licensee, the “Parties”), with reference to the following facts:

A. The Parties entered into that certain Amended And Restated Trademark And Intellectual Property License Agreement, dated July 31, 2007 (the “Agreement”). Capitalized terms used in this Amendment shall have the same meaning as set forth in the Agreement, unless otherwise provided herein.

B. The Parties have agreed herein to clarify and revise the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows.

1. Section 1.3 (Quality Control; Consistency).

1.1 The following is as added as subsection (d):

“Licensee (and any and all transferees and sublicensees) agrees to operate all of its Businesses in a manner consistent with, or better than, the then current industry standards for comparable, premier fast-casual restaurants, including the then current standards of The Habit Burger. Further, Licensee agrees to maintain and/or upgrade the physical environment of its Businesses, including but not limited to the decor, furnishings, fixtures, paint and artwork, such that it is at least consistent with the then current industry standards for comparable, premier fast-casual restaurants, including the then current standards of The Habit Burger.”

1.2 The following is as added as subsection (e):

“Licensor acknowledges and agrees that, to its knowledge after reasonable inquiry, as of the date of this Amendment, Licensee and its sublicensees, if any, is operating in a manner acceptable to Licensor and in all material respects consistent with the current use of the Intellectual Property and the System in restaurants operated by the Licensor.”

2. Article V (Sublicensing). Article V of the Agreement is hereby deleted and replaced with the following:

“Licensee shall have the right to grant licenses/sublicenses to any Controlled Person to use the Intellectual Property in connection with such Controlled Person’s operation of Businesses pursuant to written agreements between Licensee and such Controlled Person. Each sublicense granted by Licensee to a Controlled Person shall be subject to and require the sublicensee to comply with all of the terms and conditions set forth herein, and shall otherwise comply with, and be granted in accordance with, all applicable laws. Each sublicense granted by Licensee to a Controlled Person, unless (i) Licensor consents in writing to its continuance or (ii) the sublicense is granted after compliance with Article VIII, shall terminate automatically in the event that such Person ceases to be a Controlled Person, provided, that if such Person ceases to be a Controlled Person by reason of the death or permanent disability of both Brent Reichard and Bruce Reichard, the sublicense shall terminate automatically on the one-year anniversary of the date of the death or permanent disability of both Brent Reichard and Bruce Reichard. Each sublicense granted to a Person who is not a Controlled Person must comply with Article VIII.

Licensee shall further have a right to grant licenses/sublicenses to a Permitted Transferee to use the Intellectual Property in connection with such Permitted Transferee’s operation of Businesses pursuant to written agreements between Licensee and such Permitted Transferee. Each sublicense granted by Licensee to a Permitted Transferee shall be subject to and require the sublicensee to comply with all of the terms and conditions set forth herein, and shall otherwise comply with, and be granted in accordance with, all applicable laws. Licensee (or Permitted Transferee, as applicable) is limited to no more than an aggregate of two Permitted Transfers and any subsequent Permitted Transfer would be treated as a grant of a sublicense to a Person who is not a Controlled Person in violation of this Article V. Each sublicense granted by Licensee (or Permitted Transferee, as applicable) to a Permitted Transferee shall terminate automatically upon the one-year anniversary of the date of the death or permanent disability of such Permitted Transferee, or in the event that such Permitted Transferee is a Permitted Family Trust, upon the one-year anniversary of the death or permanent disability of the beneficiary or beneficiaries of such Trust as named at the time of the initial applicable Permitted Transfer. For avoidance of doubt, Article VIII shall not apply to Permitted Transfers and Licensor shall not have a right of first refusal in connection with any Permitted Transfer.

In the event of any termination of this Agreement, Licensor shall have the right to enforce all of Licensee’s rights against such Persons pertaining to the use of the Intellectual Property.

As used herein:

The term “Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity.

The term “Permitted Transfer” means a transfer (i) between Brent Reichard and Bruce Reichard, (ii) among or between Brent Reichard and/or Bruce Reichard and their direct family members (parents; siblings; spouses and the lineal descendants and adopted children of them or their spouses), (iii) by Brent Reichard and/or Bruce Reichard to a family trust whose beneficiaries of any rights relating to this Agreement are restricted to the direct family members of Brent Reichard and/or Bruce Reichard (“Permitted Family Trust”) and (iv) by a Permitted Family Trust to the direct family members of Brent Reichard and/or Bruce Reichard (in any case of (i), (ii), (iii) or (iv), a “Permitted Transferee”). For the avoidance of doubt, no more than an aggregate of two (2) Permitted Transfers (by each of Brent Reichard and Bruce Reichard) are permitted by the terms of this Agreement.

The term “Controlled Person” means (i) Brent Reichard, Bruce Reichard or any Person that is directly or indirectly controlled by, or under direct or indirect common control with, Brent Reichard and/or Bruce Reichard, or (ii) after the death or permanent disability of Brent Reichard and/or Bruce Reichard, the transferee pursuant to a Permitted Transfer.”

3. Section 6.2 (Assignment by Licensee). Section 6.2 is hereby amended by adding the following sentence at the end thereof:

“Licensee (or any transferee that is a Controlled Person or a Permitted Transferee) shall have the right to assign this Agreement to any Person, provided that Licensee has complied with Article VIII, unless the assignment is to a Permitted Transferee.”

4. Sections 7.2 and 7.3 (Termination). Sections 7.2 and 7.3 are hereby deleted and the following inserted in lieu thereof:

“7.2 Termination upon Transfer

Unless the Licensor consents in writing to its continuance, this Agreement shall terminate in the event that the Licensee transfers this Agreement or grants a sublicense to a Person which is not a Controlled Person or a Permitted Transferee as provided in Article V.

7.3 Effect of Termination.

Upon termination of this Agreement, Licensee (and any and all transferees) agrees to immediately discontinue, and require its sublicensees and transferees to immediately discontinue, all use of the Intellectual Property and any term confusingly similar thereto, and the Intellectual Property, and to delete the Marks from its corporate or business name, to cooperate with Licensor or its appointed agent to apply to the appropriate authorities to cancel all fictitious business name filings containing the Marks, or any of them, from all government records, and that all rights in the Intellectual Property and the goodwill connected therewith shall remain the property of Licensor.

This Agreement shall further immediately terminate automatically in the event that a transferee or sublicensee of this Agreement who was a Controlled Person at the time of such transfer or sublicense ceases to be a Controlled Person, provided that if such former Controlled Person ceases to be a Controlled Person by reason of the death or permanent disability of both Brent Reichard and Bruce Reichard, then this Agreement will terminate on the one-year anniversary of the date of the death or permanent disability of both Brent Reichard and Bruce Reichard.

In the event that this Agreement has been transferred to a Permitted Transferee pursuant to a Permitted Transfer, this Agreement shall terminate automatically on the one-year anniversary of the date of the death or permanent disability of Permitted Transferee.

5. Section 8.5 (New). A new Section 8.5 (Requirement for New Agreement) is hereby added to the Agreement and reads as follows:

“8.5 (Requirement for New Agreement). If Licensor does not exercise its purchase right under this Article VIII, this Agreement will terminate and be promptly replaced by a “More Detailed License Agreement” to be negotiated in good faith by Licensor and the proposed transferee. “More Detailed License Agreement” means a perpetual (except in the event of termination for breach), royalty (and fee)-free license agreement that affords Licensor control over Licensee’s business akin to the control a franchisor would have over the business of a franchisee under a typical franchise agreement.”

6. Miscellaneous

6.1 Except as expressly amended by this Amendment, the terms of the Agreement remains in full force and effect. In the event of any conflict or inconsistency between the provisions of the Agreement and the provisions of this Amendment, the provisions of this Amendment shall control.

6.2 This Amendment may be executed in one (1) or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one (1) and the same instrument. This Amendment may be executed by facsimile or electronic or pdf signatures.

7. Entire Agreement. No party has made any representations, warranties, covenants or promises relating to the subject matter of this Amendment except as set forth herein, and any prior or contemporaneous agreements or understandings not specifically set forth herein shall be of no force or effect. This Amendment, together with the Agreement and the documents, schedules and exhibits attached hereto, constitute the entire agreement of the parties relative to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first set forth above.

“LICENSEE”		“LICENSOR”

REICHARD BROS. ENTERPRISES, INC.		THE HABIT RESTAURANTS, LLC

By:	/s/ Brent B. Reichard Brent B. Reichard, President	By:	/s/ Ira Fils Ira Fils, Chief Financial Officer

/s/ Brent B. Reichard Brent B. Reichard

/s/ Bruce M. Reichard Bruce M. Reichard

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